Exhibit 99.1

WEYCO REPORTS SECOND QUARTER SALES AND EARNINGS

Milwaukee, Wisconsin---August 2, 2022---Weyco Group, Inc. (NASDAQ: WEYS) (“we,” “our,” “us” and the “Company”) today announced financial results for the quarter ended June 30, 2022.

Second Quarter 2022

Consolidated net sales were a second-quarter record of $74.4 million, up 29% compared to $57.6 million in the second quarter of 2021. Consolidated gross earnings were 40.0% of net sales compared to 39.4% of net sales in last year’s second quarter, with gross margins up in both our North American wholesale and retail segments. Earnings from operations rose 25% to $5.7 million, from $4.5 million in the second quarter of 2021. Quarterly net earnings rose to a second-quarter record of $4.5 million, or $0.47 per diluted share, from $3.8 million, or $0.39 per diluted share, last year.

North American Wholesale Segment

Net sales in our wholesale segment were a second-quarter record of $59.0 million, up 41% compared to $41.9 million in the second quarter of 2021. Robust demand fueled the growth in our wholesale segment, with all of our brands posting sizeable sales gains over last year. Net sales of the Florsheim and Stacy Adams brands each rose 47% for the quarter, while sales of the Nunn Bush and BOGS brands increased 25% and 35%, respectively, for the quarter. Both Florsheim and BOGS achieved record second-quarter sales, on top of record first-quarter sales for the two brands.

Wholesale gross earnings were 33.7% of net sales in the second quarter of 2022 compared to 32.4% of net sales last year. Gross margins improved as Spring 2022 price increases took effect, and due to lower inbound freight costs, as overall demand for container space from China eased during the quarter.

Selling and administrative expenses were $15.7 million, or 27% of net sales, for the quarter, compared to $10.9 million, or 26% of net sales, last year. The increase was largely due to higher employee costs associated with the Company’s increased sales volumes. Additionally, last year’s second quarter expenses were reduced by $1.8 million in government wage subsidies. Wholesale operating earnings rose to $4.2 million in the second quarter of 2022, up 58% from $2.7 million last year, due mainly to higher sales volumes and gross margins.

North American Retail Segment

Net sales in the retail segment were a second-quarter record of $7.4 million, up 20% compared to $6.2 million in the second quarter of 2021. The increase was primarily due to higher sales volumes across all our e-commerce websites. Our e-commerce businesses continue to reflect the strength of our brands.

Retail gross earnings as a percent of net sales were 67.4% and 65.6% in the second quarters of 2022 and 2021, respectively. Retail gross margins benefited from higher selling prices and lower inbound freight costs this year. Selling and administrative expenses for the retail segment totaled $3.9 million for the quarter compared to $2.9 million last year. The increase was mainly due to higher e-commerce expenses, primarily outbound freight and advertising.

Retail operating earnings were $1.1 million for the quarter, down 5% compared to $1.2 million last year. The decrease was primarily due to lower earnings from our e-commerce businesses, as higher sales were offset by higher selling and administrative expenses.

Other

The Company’s other operations have historically included the wholesale and retail businesses of Florsheim Australia and Florsheim Europe. However, as previously disclosed, the Company closed Florsheim Europe and is in the final stages of winding down this business. As a result, the 2022 operating results of the “other” category reflect only that of Florsheim Australia.

Other net sales for the second quarter of 2022 were $8.0 million, down 16% compared to $9.5 million in the second quarter of 2021. The decrease was largely due to the closing of Florsheim Europe, but also due to a 4% decline in net sales at Florsheim Australia. The weakening of the Australian dollar relative to the U.S. dollar led to this decrease, as Florsheim Australia’s net sales in local currency were up 4% for the quarter, due to higher sales in its retail businesses partially offset by lower sales in its wholesale businesses.

Other operating earnings were $365,000 for the quarter versus $718,000 last year. This decrease was primarily due to lower operating earnings in Australia’s wholesale division.

“The second quarter marked our third consecutive quarter of record sales, and we also posted our highest ever net earnings for the period,” stated Thomas W. Florsheim, Jr., Chairman and CEO. “These results reflect the strong consumer demand we’ve experienced over the past several months. Gross margins also improved during the quarter as price increases took effect and inbound freight costs moderated. We saw strong quarter and first-half results and continue to work diligently to control supply chain costs and build inventory levels. While inflation and the overstock of certain categories of consumer goods have recently dampened retail demand in the U.S., sell-through data for our footwear remains strong and backlogs continue to exceed last year by a healthy margin. Although we believe the pace of our revenue growth could slow down in the back half of 2022, we are optimistic that our overall positive trend will continue.”

On August 2, 2022, the Company’s Board of Directors declared a cash dividend of $0.24 per share to all shareholders of record on August 26, 2022, payable September 30, 2022.

Conference Call Details:

Weyco Group will host a conference call on August 3, 2022, at 11:00 a.m. Eastern Time to discuss the second quarter financial results in more detail. To participate in the call, you will first need to pre-register online. Pre-registration takes only a few minutes and you may pre-register at any time, including up to and after the call start time. To pre-register, please go to:

https://register.vevent.com/register/BIa7409f4fc4524178a64746a943d62139. The pre-registration process will provide the conference call phone number and a passcode required to enter the call. A replay will be available for one year beginning about two hours after the completion of the call at the following webcast link: https://edge.media-server.com/mmc/p/p426cdex. The conference call will also be available in the investor relations section of Weyco Group’s website at www.weycogroup.com.

About Weyco Group:

Weyco Group, Inc., designs and markets quality and innovative footwear principally for men, but also for women and children, under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, Rafters, and Forsake. The Company’s products can be found in leading footwear, department, and specialty stores, as well as on e-commerce websites worldwide. Weyco Group also operates Florsheim stores in the United States and Australia, as well as in certain other international markets.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the continued impact on the Company’s business of the COVID-19 pandemic, including increased costs, supply chain disruptions, and other pandemic-related impacts, inflation, international economic, political and market conditions including the impact of Russia’s recent invasion of Ukraine and the Company’s ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; (iii) raise prices to pass through increased costs arising from the pandemic or otherwise; and (iv) other factors, including those detailed from time to time in Weyco Group’s filings made with the SEC, including the annual report on Form 10-K filed on March 11, 2022. With respect to the COVID-19 pandemic, which continues to evolve in unpredictable ways due to virus mutations, changing guidelines from applicable health authorities, changing governmental policies and restrictions and uneven availability and public acceptance of infection mitigation and vaccine programs, numerous factors will determine the extent and length of the impact on the Company, including the extent and duration of the pandemic in the U.S. and abroad and its impact on the U.S. and global economy, the extent and duration of the negative impacts on the Company’s supply chain, actions taken by governments, such as stay-at-home and similar orders that, among other effects, require retail store closures or limit foot traffic; the financial health of the Company’s customers and business partners, including the effects of any bankruptcy proceedings by such parties; and the health and welfare of the Company’s employees. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, contact:

Judy Anderson

Vice President, Chief Financial Officer and Secretary

414-908-1833

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(In thousands, except per share amounts)
Net sales	$74,359	$57,564	$155,719	$104,464
Cost of sales	44,589	34,894	96,821	62,489
Gross earnings	29,770	22,670	58,898	41,975

Selling and administrative expenses	24,105	18,128	47,802	35,799
Earnings from operations	5,665	4,542	11,096	6,176

Interest income	89	188	180	319
Interest expense	(11)	(74)	(12)	(81)
Other income, net	181	189	175	327

Earnings before provision for income taxes	5,924	4,845	11,439	6,741

Provision for income taxes	1,429	1,025	2,891	1,596

Net earnings	$4,495	$3,820	$8,548	$5,145

Weighted average shares outstanding
Basic	9,549	9,654	9,572	9,667
Diluted	9,664	9,686	9,655	9,686

Earnings per share
Basic	$0.47	$0.39	$0.89	$0.53
Diluted	$0.47	$0.39	$0.89	$0.53

Cash dividends declared (per share)	$0.24	$0.24	$0.48	$0.48

Comprehensive income	$3,430	$4,178	$8,158	$5,543

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,
	2022	2021
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$7,624	$19,711
Investments, at fair value	106	8,122
Marketable securities, at amortized cost	702	219
Accounts receivable, net	40,049	53,287
Income tax receivable	2,192	495
Inventories	95,480	71,026
Prepaid expenses and other current assets	3,876	4,317
Total current assets	150,029	157,177

Marketable securities, at amortized cost	8,528	9,996
Deferred income tax benefits	1,010	1,063
Property, plant and equipment, net	28,632	29,202
Operating lease right-of-use assets	9,597	9,543
Goodwill	12,317	12,317
Trademarks	34,768	34,768
Other assets	23,879	23,601
Total assets	$268,760	$277,667

LIABILITIES AND EQUITY:
Short-term borrowings	$5,437	$-
Accounts payable	6,921	19,234
Operating lease liabilities	3,274	3,593
Accrued liabilities	8,270	11,681
Total current liabilities	23,902	34,508

Deferred income tax liabilities	4,946	5,026
Long-term pension liability	27,201	27,776
Operating lease liabilities	7,716	7,520
Other long-term liabilities	1,558	1,442
Total liabilities	65,323	76,272

Common stock	9,620	9,709
Capital in excess of par value	69,737	68,718
Reinvested earnings	149,264	147,762
Accumulated other comprehensive loss	(25,184)	(24,794)
Total equity	203,437	201,395
Total liabilities and equity	$268,760	$277,667

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30,
	2022	2021
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$8,548	$5,145
Adjustments to reconcile net earnings to net cash (used for)
provided by operating activities -
Depreciation	1,215	1,246
Amortization	142	115
Bad debt expense	34	48
Deferred income taxes	(140)	(112)
Net foreign currency transaction losses (gains)	118	(127)
Share-based compensation expense	818	872
Pension expense	36	-
Increase in cash surrender value of life insurance	(300)	(189)
Changes in operating assets and liabilities, net of effects from acquisition -
Accounts receivable	13,237	(2,203)
Inventories	(24,448)	26,240
Prepaid expenses and other assets	311	49
Accounts payable	(12,310)	(3,527)
Accrued liabilities and other	(4,252)	(955)
Accrued income taxes	(1,725)	501
Net cash (used for) provided by operating activities	(18,716)	27,103

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of business	-	(2,612)
Proceeds from maturities of marketable securities	990	2,595
Purchases of investment securities	-	(30,087)
Proceeds from sale of investment securities	8,050	-
Life insurance premiums paid	-	(111)
Purchases of property, plant and equipment	(722)	(404)
Net cash provided by (used for) investing activities	8,318	(30,619)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(4,587)	(4,602)
Shares purchased and retired	(2,527)	(1,535)
Net proceeds from stock options exercised	228	-
Taxes paid related to the net share settlement of equity awards	(12)	-
Proceeds from bank borrowings	5,437	-
Net cash used for financing activities	(1,461)	(6,137)

Effect of exchange rate changes on cash and cash equivalents	(228)	(68)

Net decrease in cash and cash equivalents	$(12,087)	$(9,721)

CASH AND CASH EQUIVALENTS at beginning of period	19,711	32,476

CASH AND CASH EQUIVALENTS at end of period	$7,624	$22,755

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$4,774	$1,250
Interest paid	$12	$81